Exhibit 99.1

TOUSA Reports Record Fourth Quarter and Year-End
2005 Financial Results
Highlights of the fourth quarter include:
➢	Net income of $75.9 million, a 54% increase

➢	Net profit margin on home sales of 12.5%, a 450 basis point increase

➢	Record combined(1) home deliveries of 2,803, a 20% increase

➢	Combined net sales orders of 2,011, a 4% increase
Highlights of the year include:
➢	Record earnings of $218.3 million, an 83% increase

➢	Homebuilding revenue of $2.5 billion, a 17% increase

➢	10,021 combined homes in backlog, a 74% increase

➢	Return on average stockholders equity of 27%
HOLLYWOOD, Fla., February 14, 2006 — Technical Olympic USA, Inc. (NYSE: TOA) today released financial results for the fourth quarter and year ended December 31, 2005.
“We had a good year in 2005. We reported record earnings and made solid progress in growing our Company and strengthening our operations,” said Antonio B. Mon, President and Chief Executive Officer of TOUSA. “During 2005, our gross margin on home sales increased 490 basis points and our net profit margin on home sales increased by 360 basis points. We increased our market share in our existing markets and completed the Transeastern Homes acquisition, strengthening our Florida presence and broadening our product offerings.”
Three Months Ended December 31, 2005
Net income for the fourth quarter of 2005 was $75.9 million ($1.23 per diluted share), a 54% increase over the $49.4 million ($0.85 per diluted share) reported in the three months ended December 31, 2004. EBITDA for the fourth quarter of 2005 was $137.2 million compared to $96.5 million in the fourth quarter of 2004.
The Company’s net profit margin on home sales for the fourth quarter of 2005 was 12.5%. The Company’s net profit margin on home sales, excluding gains from land sales, improved to 11.7% in the fourth quarter of 2005 from 5.8% in the fourth quarter of 2004 due to improvements in all aspects of our business.
Homebuilding revenues for the fourth quarter of 2005 were $649.5 million, a 3% decrease from the $670.5 million in the fourth quarter of 2004. The decline in homebuilding revenues was due to a decrease in consolidated deliveries resulting from the Company’s contribution of homes in backlog and active communities to an unconsolidated joint venture and the Company’s increased use of unconsolidated joint ventures as a means to leverage capital, reduce risk, and enhance return on equity. The total number of combined homes delivered increased 20% to 2,803 from 2,327 in the fourth quarter of 2004. The Company’s average price on consolidated delivered homes for the fourth quarter of 2005 increased 10% to $303,000 from $275,000 for the fourth quarter of 2004.

Income from unconsolidated joint ventures was $21.7 million in the fourth quarter of 2005, as compared to $2.5 million in the fourth quarter of 2004. Unconsolidated joint ventures delivered 794 homes and had $294.8 million in revenues in the fourth quarter of 2005, compared to 89 deliveries and $34.0 million in revenues in the fourth quarter of 2004.
For the fourth quarter of 2005, the Company reported 2,011 combined net sales orders, a 4% increase over the 1,935 reported in the fourth quarter of 2004. The Company’s combined homes in backlog increased 74% to a record 10,021 homes at December 31, 2005, from 5,763 homes at December 31, 2004. The Company’s sales value of consolidated homes in backlog increased 12% to $1.8 billion at December 31, 2005, from $1.6 billion at December 31, 2004. The sales value of homes in backlog for unconsolidated joint ventures at December 31, 2005 was $1.5 billion compared to $210.4 million at December 31, 2004.
“As one of the largest builders in Florida, our net sales orders were negatively impacted by the adverse weather conditions and preparation and recovery efforts related to the 2005 hurricane season. On a broader basis, land development and permitting issues have prevented us from opening our communities within anticipated time frames,” said Mr. Mon. “Additionally, our 2005 sales were adversely impacted by our proactive efforts to intentionally slow sales rates to match our production rates, particularly in our Transeastern joint venture. We expect these factors to continue to negatively impact our combined net sales orders in the near term.”
“More specifically, the Transeastern acquisition included approximately 3,000 homes in backlog. Consequently, the Transeastern joint venture has limited sales in its communities and it expects to continue to limit sales until its production and sales rates are better balanced.”
Year Ended December 31, 2005
Homebuilding revenues for the full year were $2.5 billion, a 17% increase over the $2.1 billion reported in 2004. The combined number of homes delivered increased 29% to 9,435 from 7,337 in 2004. The Company’s average sales price on consolidated delivered homes increased 6% to $292,000 from $275,000 for 2004.
Net income for the year ended December 31, 2005 was $218.3 million ($3.68 per diluted share), an 83% increase over the $119.6 million reported in the prior year. EBITDA for the year was $424.2 million, compared to $253.1 million in 2004.
“Our significant improvement in gross and net margins enabled us to exceed our earnings guidance for 2005, despite lower than anticipated deliveries and market disruptions caused by the hurricanes,” said Mr. Mon.
The Company’s income from joint ventures was $45.7 million for the year ended December 31, 2005, as compared to $3.2 million in 2004. The Company’s joint ventures delivered 1,666 homes and generated $544.1 million in revenues in the year ended December 31, 2005, compared to 116 deliveries and $34.7 million in revenues in the year ended December 31, 2004.
For the year ended December 31, 2005, the Company reported 10,623 combined net sales orders, a 7% increase over the 9,933 reported in 2004.
“We believe we are well positioned for the future, as our equity increased from $662.7 million to $971.3 million in the past year and our combined homesite position increased to 94,300 at December 31, 2005 from 50,000 at December 31, 2004,” said Mr. Mon.

Earnings Guidance
The Company reaffirmed its 2006 net income guidance of $285 million ($4.52 earnings per share based on 63.0 million fully diluted shares). The Company is reducing its previous 2006 combined delivery guidance and expects to deliver between 14,500 and 15,500 homes.
“While we expect strong results in 2006, we anticipate a more challenging housing market characterized by softening demand, decreased ability to raise home prices, lengthening regulatory processes and higher material costs,” said Mon. “Based on our strong backlog position, we are maintaining our net income guidance for 2006 of $285 million, a 31% increase over the $218.3 million reported in 2005. While market conditions are moderating from the record setting 2005 levels, we believe the fundamental drivers of a healthy housing market remain intact: solid population, job, and economic growth.”
The Company will host a conference call Wednesday, February 15, 2006 at 11:00 a.m. EST. To access the call, please dial (866) 202-3048 (domestic) or (617) 213-8843 (international) and use the pass code 56380162. Participants must dial in 5 to 10 minutes prior to the scheduled start time for registration. This call is also being web cast by CCBN and can be accessed through the Company’s web site at www.tousa.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.
Endnote: (1) As used herein, “consolidated” information refers only to information relating to our operations which are consolidated in our financial statements; “combined” information includes consolidated information and information relating to our unconsolidated joint ventures.
Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in various metropolitan markets in 10 states located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.
This press release may contain forward-looking statements, including the Company’s expectations regarding (i) our 2006 earnings and combined home delivery guidance, (ii) the strength of our business and demand for our homes, (iii) the 2006 housing market, (iv) population, job, and economic growth in our markets, (v) our combined net sales orders in the near term, (vi) our ability to convert our 2005 homes in backlog into home deliveries during 2006, (vii) the Transeastern joint ventures’ continued limitation of sales, and (viii) the anticipated benefits of our use of joint ventures and option contracts. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to these forward-looking statements, including those described above, these factors include (i) events which would impede the ability of the Company to open new communities and/or deliver homes within anticipated timeframes and/or within anticipated budgets, such as unexpected delays in construction and development schedules, including those due to governmental regulations or approvals, or shortages in or increased costs of materials or subcontractor labor, (ii) events or changes in factors that may impact the ability, or willingness, of customers to enter into or close on new home purchases, such as increases in interest or unemployment rates or a decline in consumer confidence or the demand for, or the prices of, housing, (iii) the impact of the Company’s and its joint ventures’ decisions to intentionally slow sales rates to match production rates in certain markets, (iv) the impact of other events over which the Company has little or no control, such as weather conditions or terrorist activities or attacks, (v) the terms of, and our ability to realize the expected benefits from, our joint ventures, and (vi) the internal need, and external demand, for land within our portfolio. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 11, 2005.

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,
	2005	2004	2003
HOMEBUILDING:
Revenues:
Home sales	$609.3	$615.7	$470.4
Land sales	40.2	54.8	12.9

	649.5	670.5	483.3

Cost of sales:
Home sales	450.0	487.6	384.4
Land sales	33.3	32.6	11.3

	483.3	520.2	395.7

Gross margin	166.2	150.3	87.6
Selling, general and administrative expenses	76.2	76.4	58.2
(Income) from joint ventures, net	(21.7)	(2.5)	—
Other (income), net	(2.9)	(0.7)	(0.9)

Homebuilding pretax income	114.6	77.1	30.3

FINANCIAL SERVICES:
Revenues	12.7	8.2	9.7
Expenses	10.9	6.3	8.0

Financial Services pretax income	1.8	1.9	1.7

Income before provision for income taxes	116.4	79.0	32.0
Provision for income taxes	40.5	29.6	11.7

Net income	$75.9	$49.4	$20.3

EARNINGS PER COMMON SHARE:
Basic	$1.27	$0.88	$0.38

Diluted	$1.23	$0.85	$0.37

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	59,542,443	56,070,546	54,003,899

Diluted	61,704,195	57,988,204	54,895,671

CASH DIVIDENDS PER SHARE	$0.015	$0.012	$—

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)

	Year Ended December 31,
	2005	2004	2003
	(unaudited)
HOMEBUILDING:
Revenues:
Home sales	$2,266.6	$1,985.0	$1,604.4
Land sales	194.9	115.8	38.2

	2,461.5	2,100.8	1,642.6

Cost of sales:
Home sales	1,706.7	1,592.0	1,291.8
Land sales	149.9	80.4	27.6

	1,856.6	1,672.4	1,319.4

Gross margin	604.9	428.4	323.2
Selling, general and administrative expenses	322.9	253.3	212.1
(Income) from joint ventures, net	(45.7)	(3.2)	—
Other (income), net	(8.7)	(3.4)	(3.6)

Homebuilding pretax income	336.4	181.7	114.7

FINANCIAL SERVICES:
Revenues	47.5	34.5	38.1
Expenses	39.0	26.2	22.5

Financial Services pretax income	8.5	8.3	15.6

Income before provision for income taxes	344.9	190.0	130.3
Provision for income taxes	126.6	70.4	47.6

Net income	$218.3	$119.6	$82.7

EARNINGS PER COMMON SHARE:
Basic	$3.82	$2.13	$1.57

Diluted	$3.68	$2.08	$1.56

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	57,120,031	56,060,371	52,720,185

Diluted	59,359,355	57,410,700	53,180,190

CASH DIVIDENDS PER SHARE	$0.057	$0.036	$—

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in millions, except par value)

	December 31, 2005	December 31, 2004
	(unaudited)
ASSETS
HOMEBUILDING:
Cash and cash equivalents:
Unrestricted	$26.2	$217.6
Restricted	3.1	8.0
Inventory:
Deposits	218.5	132.8
Homesites and land under development	653.7	341.2
Residences completed and under construction	747.4	671.0
Inventory not owned	124.6	136.2

	1,744.2	1,281.2
Property and equipment, net	27.1	26.7
Investments in unconsolidated joint ventures	251.1	66.6
Receivables from unconsolidated joint ventures	60.5	3.4
Other assets	133.2	67.7
Goodwill	108.8	110.7

	2,354.2	1,781.9

FINANCIAL SERVICES:
Cash and cash equivalents:
Unrestricted	8.7	50.9
Restricted	3.1	2.2
Mortgage loans held for sale	43.9	75.8
Other assets	12.8	9.8

	68.5	138.7

Total assets	$2,422.7	$1,920.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
HOMEBUILDING:
Accounts payable and other liabilities	$329.4	$188.9
Customer deposits	79.3	69.1
Obligations for inventory not owned	124.6	136.2
Notes payable	811.6	811.4
Bank borrowings	65.0	—

	1,409.9	1,205.6

FINANCIAL SERVICES:
Accounts payable and other liabilities	6.4	3.3
Bank borrowings	35.1	49.0

	41.5	52.3

Total liabilities	1,451.4	1,257.9

Stockholders’ equity:
Preferred stock — $0.01 par value; 3,000,000 shares authorized; none issued or outstanding	—	—

Common stock — $0.01 par value; 97,000,000 shares authorized and 59,554,977 and 56,070,510 shares issued and outstanding at December 31, 2005, and December 31, 2004, respectively	0.6	0.6
Additional paid-in capital	480.5	388.3
Unearned compensation	(7.7)	(9.0)
Retained earnings	497.9	282.8

Total stockholders’ equity	971.3	662.7

Total liabilities and stockholders’ equity	$2,422.7	$1,920.6

Selected Homebuilding Operating Data
     The following tables set forth certain operating and financial data for our homebuilding operations in our four major geographic regions, Florida, the Mid-Atlantic, Texas, and the West (dollars in millions, except average price in thousands):

	Year ended December 31,
	2005		2004		2003
Deliveries:	Homes	$	Homes	$	Homes	$
Florida	2,785	$829.4	2,361	$632.8	2,311	$562.5
Mid-Atlantic	697	290.3	562	235.3	636	209.3
Texas	2,059	500.6	1,827	459.9	1,557	407.5
West	2,228	646.3	2,471	657.0	1,631	425.1

Consolidated total	7,769	$2,266.6	7,221	$1,985.0	6,135	$1,604.4
From unconsolidated joint ventures	1,666	544.1	116	34.7	—	—

Combined total	9,435	$2,810.7	7,337	$2,019.7	6,135	$1,604.4

	Year ended December 31,
	2005		2004		2003
Net Sales Orders(1):	Homes	$	Homes	$	Homes	$
Florida	2,794	$959.2	3,711	$1,107.8	2,662	$672.1
Mid-Atlantic	597	243.1	682	289.0	616	207.3
Texas	2,754	682.6	1,876	473.9	1,673	427.7
West	2,469	817.6	3,274	942.0	1,884	481.8

Consolidated total	8,614	$2,702.5	9,543	$2,812.7	6,835	$1,788.9
From unconsolidated joint ventures	2,009	715.4	390	117.6	—	—

Combined total	10,623	$3,417.9	9,933	$2,930.3	6,835	$1,788.9

(1) Net of cancellations

	Year ended December 31,
	2005			2004			2003
			Avg.			Avg.			Avg.
Sales Backlog:	Homes	$	Price	Homes	$	Price	Homes	$	Price
Florida	2,937	$1,036.7	$353	2,896	$898.9	$310	1,546	$423.8	$274
Mid-Atlantic	246	94.7	$385	346	141.9	$410	224	87.6	$391
Texas	1,238	319.3	$258	543	137.3	$253	494	123.3	$250
West	851	303.8	$357	1,309	388.9	$297	864	220.7	$255

Consolidated total	5,272	$1,754.5	$333	5,094	$1,567.0	$308	3,128	$855.4	$274

From unconsolidated joint ventures	4,749	1,512.4	$318	669	210.4	$314	—	—	—

Combined total*	10,021	$3,266.9	$326	5,763	$1,777.4	$308	3,128	$855.4	$274

*	Includes acquired backlog

	Year ended December 31,
	2005		2004		2003
Average Price:	Deliveries	Sales Orders	Deliveries	Sales Orders	Deliveries	Sales Orders
Florida	$298	$343	$268	$299	$243	$253
Mid-Atlantic	$417	$407	$419	$424	$329	$337
Texas	$243	$248	$252	$253	$262	$256
West	$290	$331	$266	$288	$261	$256
Consolidated total	$292	$314	$275	$295	$262	$262
From unconsolidated joint ventures	$327	$356	$299	$301	—	—
Combined total	$298	$322	$275	$295	$262	$262

	Percentage of Total Homebuilding Revenues
	Year ended December 31,
	2005	2004	2003
Gross Margin	24.6%	20.4%	19.7%
SG&A	13.1%	12.0%	12.9%
Income from joint ventures	(1.9)%	(0.1)%	—
Other (income) expense, net	(0.3)%	(0.1)%	(0.2)%

Homebuilding pretax income	13.7%	8.6%	7.0%

Non-GAAP Financial Information
EBITDA

	Three Months Ended		Year Ended
	December 31,		December 31,
(dollars in millions)	2005	2004	2005	2004
Net income	$75.9	$49.4	$218.3	$119.6
Add: income taxes	40.5	29.6	126.6	70.4
Add: interest in cost of sales	17.4	14.4	66.3	50.5
Add: depreciation and amortization expense	3.4	3.1	13.0	12.6

EBITDA (1)	$137.2	$96.5	$424.2	$253.1

(1) EBITDA for the full year 2006 will be calculated in the same way.
     EBITDA is the sum of net income before: (a) income taxes, (b) amortization of capitalized interest in cost of sales, and (c) depreciation and amortization. The Company included information concerning EBITDA because it believes that it is an indication of the profitability of its core operations and reflects the changes in its operating results. The Company does not use EBITDA as a measure of its liquidity because it does not believe it is a meaningful indication of its cash flow. EBITDA is not required by accounting principles generally accepted in the United States (GAAP), and other companies may calculate EBITDA differently. EBITDA should not be considered as an alternative to operating income or to cash flows from operating activities (as determined in accordance with GAAP) and should not be construed as an indication of the Company’s operating performance or a measure of its liquidity. The Company’s non-GAAP measure has certain material limitations as follows:
•	It does not include interest expense. Because the Company has borrowed money in order to finance its operations, interest expense is a necessary element of its costs and ability to generate revenue. Therefore any measure that excludes interest expense has material limitations;

•	It does not include depreciation and amortization expense. Because the Company uses capital assets, depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue. Therefore any measure that excludes depreciation and amortization expense has material limitations; and

•	It does not include income taxes. Because the payment of income taxes is a necessary element of the Company’s operations, any measure that excludes tax expense has material limitations.
The Company compensates for these limitations by using EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of its operating results.
A reconciliation of EBITDA to net income, the most directly comparable GAAP performance measure, is provided above.

     Reconciliation of Net Profit Margin on Home Sales (1) Excluding Gains from Land Sales

	Three months ended		Year ended
	December 31,		December 31,
(dollars in millions)	2005	2004	2005	2004
Net income	$75.9	$49.4	$218.3	$119.6

Less: Tax-effected gains from land sales*	4.5	13.9	28.5	22.3

Net income adjusted for land sales	$71.4	$35.5	$189.8	$97.3

Home sales revenues	$609.3	$615.7	$2,266.6	$1,985.0

Net profit margin on home sales	12.5%	8.0%	9.6%	6.0%

Net profit margin on home sales excluding the tax-effected gains from land sales	11.7%	5.8%	8.4%	4.9%

*Calculation of tax-effected gains from land sales

Revenues from land sales	$40.2	$54.8	$194.9	$115.8
Cost of sales — land sales	33.3	32.6	149.9	80.4

Gains from land sales	$6.9	$22.2	$45.0	$35.4

Effective tax rate	34.8%	37.5%	36.7%	37.0%

Tax effect of gains from land sales	$2.4	$8.3	$16.5	$13.1

Tax-effected gains from land sales	$4.5	$13.9	$28.5	$22.3

(1) Net profit margin on home sales is calculated by dividing net income by homes sales revenues.
     Net profit margin on home sales excluding the tax-effected gains from land sales is not a financial measure required by generally accepted accounting principles (GAAP) and other companies may calculate it differently. The Company has included this information because management believes it is a meaningful measure of the profitability of the Company’s home sales. Net profit margin on home sales excluding the gains from land sales has limitations as a measure of performance because it excludes the increase or decrease in gains from land sales experienced by the Company. The Company compensates for these limitations by using net profit margin on home sales excluding the gains from land sales as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of the Company’s financial performance. This measure is not meant to be considered in isolation of, or as a substitute for, net profit measurements prepared in accordance with GAAP. A reconciliation of net profit margin excluding gains from land sales to net profit margin on home sales, the most directly comparable GAAP performance measure, is provided above.

SG&A, Net of Management Fees, as a Percentage of Homebuilding Revenues

	Three months ended		Year ended
	December 31,		December 31,
(dollars in millions)	2005	2004	2005	2004
Selling, general & administrative expenses (SG&A)	$76.2	$76.4	$322.9	$253.3

Less: Management fees earned from unconsolidated joint ventures	12.1	2.0	27.2	2.7

SG&A, net of management fees	$64.1	$74.4	$295.7	$250.6

Homebuilding revenues	$649.5	$670.5	$2,461.5	$2,100.8

SG&A as a percentage of homebuilding revenues	11.7%	11.4%	13.1%	12.0%

SG&A, net of management fees, as a percentage of homebuilding revenues	9.9%	11.1%	12.0%	11.9%
     SG&A, net of management fees, is not a financial measure required by generally accepted accounting principles (GAAP). Management uses this information because it believes it provides a more meaningful measure of SG&A expenses since the Company’s homebuilding revenues do not include revenues recognized by the Company’s unconsolidated joint ventures, but the Company’s SG&A expenses include compensation and other expenses incurred by the Company in connection with its unconsolidated joint ventures. SG&A, net of management fees, has limitations as a measure of performance because it reduces SG&A expenses by the amount of management fees received from the Company’s unconsolidated joint ventures. Management fees reflect the Company’s reimbursement from its unconsolidated joint ventures for the portion of SG&A expenses associated with managing the Company’s unconsolidated joint ventures. Management compensates for these limitations by using SG&A, net of management fees, as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of its financial performance. It is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of SG&A expense, calculated in accordance with GAAP, to SG&A, net of management fees, is provided above.

Homebuilding Net Debt to Capital Ratio

	Homebuilding net debt to capital
(dollars in millions)	December 31,	December 31,
	2005	2004
Notes payable	$811.6	$811.4
Bank borrowings	65.0	—

Homebuilding borrowings(1)	$876.6	$811.4
Less: unrestricted cash	26.2	217.6

Homebuilding net debt	$850.4	$593.8
Stockholders’ equity	971.3	662.7

Total capital(2)	$1,821.7	$1,256.5

Ratio	46.7%	47.3%

(1)	Does not include obligations for inventory not owned of $124.6 million at December 31, 2005 and $136.2 million at December 31, 2004, all of which are non-recourse to us.

(2)	Does not include Financial Services bank borrowings of $35.1 million at December 31, 2005 and $49.0 million at December 31, 2004.
Homebuilding net debt to capital is not a financial measure required by generally accepted accounting principles (GAAP) and other companies may calculate it differently. We have included this information as we believe that the ratio of homebuilding net debt to capital provides comparability among other publicly-traded homebuilders. In addition, management uses this information in measuring the financial leverage of our homebuilding operations, which is our primary business. Homebuilding net debt to capital has limitations as a measure of financial leverage because it excludes Financial Services bank borrowings and it reduces our homebuilding debt by the amount of our unrestricted cash. Management compensates for these limitations by using homebuilding net debt to capital as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our financial leverage. It should not be construed as an indication of our operating performance or as a measure of our liquidity.

Supplemental Information:
We generate revenues from our homebuilding operations (“Homebuilding”) and financial services operations (“Financial Services”), which comprise our operating segments. Through our homebuilding operations we design, build and market high-quality detached single-family residences, town homes and condominiums in various metropolitan markets in 10 states located in four major geographic regions: Florida, the Mid-Atlantic, Texas and the West.

Florida	Mid-Atlantic	Texas	West

Jacksonville	Baltimore/Southern Pennsylvania	Austin	Colorado
Orlando	Delaware	Dallas/Ft. Worth	Las Vegas
Southeast Florida	Nashville	Houston	Phoenix
Southwest Florida	Northern Virginia	San Antonio
Tampa /St. Petersburg
We expect to continue to expand our use of joint ventures that acquire and develop land for our homebuilding operations and/or joint ventures that additionally build and market homes. The majority of these joint ventures are not consolidated. At December 31, 2005, our investment in these unconsolidated joint ventures was $251.1 million. Additionally, we had receivables of $60.5 million from these joint ventures.
As used herein, “consolidated” information refers only to information relating to our operations which are consolidated in our financial statements; “combined” information includes consolidated information and information relating to our unconsolidated joint ventures.
We build homes for inventory and on a pre-sold basis. At December 31, 2005, we had 7,467 homes completed or under construction on a combined basis compared to 3,990 at December 31, 2004. Approximately 19% of these homes were unsold at December 31, 2005 compared to 24% at December 31, 2004. At December 31, 2005, we had 143 completed unsold homes in our inventory on a combined basis of which approximately 34% had been completed for more than 90 days. Our combined completed unsold homes at December 31, 2005 have decreased by 30% from 203 at December 31, 2004. We actively work to control our finished speculative home inventory to reduce carrying costs, increase our available capital and improve our gross margins.
For the year ended December 31, 2005, total revenues increased 18%, net income increased 83%, combined net sales orders increased 7% and combined home deliveries increased 29% as compared to the prior year. Sales value in backlog at December 31, 2005 as compared to December 31, 2004 increased by 12% to $1.8 billion on a consolidated basis. Our joint ventures had an additional $1.5 billion in sales backlog at December 31, 2005. Our combined home cancellation rate was approximately 17% for the year ended December 31, 2005 as compared to 16% for the year ended December 31, 2004.
Homesite Option Contracts and Consolidation of Variable Interest Entities
In the ordinary course of business we enter into option contracts to purchase homesites and land held for development. Option contracts allow us to control significant homesite positions with minimal capital investment and substantially reduce the risks associated with land ownership and development. Our liability for nonperformance under such contracts is generally limited to forfeiture of the related deposits. At December 31, 2005, we owned approximately 27,300 homesites and had option contracts on 41,600 homesites, and our unconsolidated joint ventures controlled 25,400 homesites. At December 31, 2005 and December 31, 2004, we had refundable and nonrefundable deposits aggregating $218.5 million and $132.8 million, respectively, included in inventory. In addition, at December 31, 2005 and December 31, 2004, we had issued $186.9 million and $86.6 million, respectively, in letters of credit under option contracts.

Fiscal Year 2005 Compared to Fiscal Year 2004
Total revenues increased 18% to $2.5 billion for the year ended December 31, 2005, from $2.1 billion for the year ended December 31, 2004. This increase is attributable to an increase in homebuilding revenues of 17%, and an increase in financial services revenues of 38%. As used herein, “Homebuilding” includes results of home and land sales. “Home sales” includes results related only to the sale of homes.
Income before provision for income taxes increased by 82% to $344.9 million for the year ended December 31, 2005, from $190.0 million for the comparable period in 2004. This increase is attributable to an increase in homebuilding pretax income to $336.4 million for the year ended December 31, 2005, from $181.7 million for the year ended December 31, 2004.
Our effective tax rate was 36.7% and 37.0% for the years ended December 31, 2005 and 2004, respectively. This change primarily is due to the impact of the American Jobs Creation Act of 2004.
As a result of the above, net income increased to $218.3 million ($3.68 per diluted share) for the year ended December 31, 2005 from $119.6 million ($2.08 per diluted share) for the year ended December 31, 2004.
Results of Operations
Homebuilding
Homebuilding revenues increased 17% to $2.5 billion for the year ended December 31, 2005, from $2.1 billion for the year ended December 31, 2004. This increase is due to an increase in revenues from home sales to $2.3 billion for the year ended December 31, 2005, from $2.0 billion for the comparable period in 2004 and an increase in revenues from land sales to $194.9 million for the year ended December 31, 2005, as compared to $115.8 million for the year ended December 31, 2004. The 14% increase in revenue from home sales was due to (1) an 8% increase in consolidated home deliveries to 7,769 from 7,221 for the year ended December 31, 2005 and 2004, respectively, and (2) a 6% increase in the average selling price on consolidated homes delivered to $292,000 from $275,000 in the comparable period of the prior year. A significant component of this increase was the 31% increase in revenues from home sales in our Florida region for the year ended December 31, 2005 as compared to the same period in 2004. This increase was due to an 18% increase in home deliveries in Florida and an 11% increase in the average selling price of such homes. The increase in revenues from land sales is due to the sale of various large tracts of land, particularly in the Phoenix market, in an attempt to diversify our risk and recognize embedded profits.
Our homebuilding gross margin increased 41% to $604.9 million for the year ended December 31, 2005, from $428.4 million for the year ended December 31, 2004. This increase is primarily due to improved gross margin on home sales and an increase in revenue from home sales as well as an increase in gross margin from land sales. Our gross margin on home sales increased to 24.7% for the year ended December 31, 2005, from 19.8% for the year ended December 31, 2004. This increase from period to period is primarily due to: (1) the phasing of sales to maximize revenues and improve margins; (2) our ability to increase prices in markets with strong housing demand; (3) improved control over costs, such as the re-engineering of existing products to reduce costs of construction and achieve cost synergies from our vendor relationships; and (4) the reduction of carrying costs on inventory through improved control over the number of unsold homes completed or under construction, particularly in our Texas and West regions. For the year ended December 31, 2005, we generated gross margin from land sales of $45.0 million, as compared to $35.4 million for the comparable period in 2004.
SG&A expenses increased to $322.9 million for the year ended December 31, 2005, from $253.3 million for the year ended December 31, 2004. The increase in SG&A expenses is due to increased compensation resulting from (1) increased headcount and (2) significantly increased incentive compensation tied to increased earnings, including increased gross profit from land sales and income from unconsolidated joint ventures. This increase in SG&A was partially offset by a decrease of $5.1 million in stock based compensation expense. For the years ended December 31, 2005 and 2004, we recognized a compensation charge of $3.5 million and $8.6 million, respectively, due to the variable accounting treatment of certain stock-based awards which include performance-based accelerated vesting criteria and certain other common stock purchase rights.

SG&A expenses as a percentage of revenues from home sales for the year ended December 31, 2005 increased to 14.2%, as compared to 12.8% for the year ended December 31, 2004. The 140 basis point increase in SG&A expenses as a percentage of home sales revenues is due to the increased compensation discussed above. Our ratio of SG&A expenses as a percentage of revenues from home sales is also affected by the fact that our consolidated revenues from home sales do not include revenues recognized by our unconsolidated joint ventures; however, the compensation and other expenses incurred by us in connection with these joint ventures are included in our consolidated SG&A expenses. For the year ended December 31, 2005, the income associated with these joint ventures was $45.7 million, including management fees of $27.2 million, and is shown separately as income from joint ventures in our consolidated statement of income.
Other income consists primarily of interest income earned on the investment of cash.
Our net profit margin is calculated by dividing net income by home sales revenues. For the year ended December 31, 2005, our net profit margin increased to 9.6% from 6.0% due to improved gross margins on home sales, increased gross margin from land sales, and increased income from unconsolidated joint ventures.
Net Sales Orders and Backlog Homes (combined)
For the year ended December 31, 2005, combined net sales orders increased by 7% as compared to the same period in 2004. Approximately half of this increase was attributable to the acquisition of the Transeastern joint venture during the year.
We had 10,021 homes in backlog as of December 31, 2005, as compared to 5,763 homes in backlog as of December 31, 2004. During 2005, we transferred 699 homes in backlog and 642 homes under construction, from our consolidated operations in the West Region to an unconsolidated joint venture. The acquisition of Transeastern’s homebuilding assets and operations during 2005 included a significant amount of backlog (3,038 homes).
Backlog Sales Value (consolidated)
The sales value of backlog increased 12% to $1.8 billion at December 31, 2005, from $1.6 billion at December 31, 2004, while the average selling price of homes in backlog increased to $333,000 from $308,000 from period to period. The increase in the average selling price of homes in backlog was primarily due to our ability to increase prices in markets with strong housing demand as well as our continued efforts to phase sales to maximize gross margins.
Joint Venture Backlog Sales Value
Joint venture revenues are not included in our consolidated financial statements. At December 31, 2005, the sales value of our joint ventures’ homes in backlog was $1.5 billion.
Financial Services
Financial Services revenues increased to $47.5 million for the year ended December 31, 2005, from $34.5 million for the year ended December 31, 2004. This 38% increase is due primarily to an increase in the number of closings at our title and mortgage operations offset by reduced gains in selling mortgages in the secondary market caused by a shift toward more adjustable rate mortgage loans and market reductions in the interest rate margin. For the year ended December 31, 2005, our mix of mortgage originations was 37% adjustable rate mortgages (of which approximately 76% were interest only) and 63% fixed rate mortgages, which is a shift from the comparable period in the prior year of 33% adjustable rate mortgages and 67% fixed rate mortgages. The average FICO score of our homebuyers during the year ended December 31, 2005 was 728, and the average loan to value ratio on first mortgages was 77%. For the year ended December 31, 2005, approximately 11% of our homebuyers paid in cash as compared to 12% during the year ended December 31, 2004. Our combined mortgage operations capture ratio for non-cash homebuyers increased to 65% (excluding the Transeastern JV) for the year ended December 31, 2005 from 58% for the year ended December 31, 2004. The number of closings at our mortgage operations increased to 5,455 for the year ended December 31, 2005, from 4,577 for the year ended December 31, 2004. Our combined title operations capture ratio decreased to 91% of our homebuyers for the year ended December 31, 2005, from 96% for the comparable period in 2004. However, the number of closings at our title operations increased to 23,530 for the year ended December 31, 2005, from 19,750 for the same period in 2004. Non-affiliated customers accounted for approximately 73% of our title company revenues for the year ended December 31, 2005.
Financial Services expenses increased to $39.0 million for the year ended December 31, 2005, from $26.2 million for the year ended December 31, 2004. This 49% increase is a result of higher staff levels to support increased activity.